Exhibit 99.1

News Release

Marina Biotech to Explore Strategic Alternatives

Bothell, WA – February 17, 2016 –Marina Biotech, Inc. (OTCQB: MRNA), a leading nucleic acid-based drug discovery and development company focused on rare diseases, announced today that its Board of Directors has authorized a process to explore a range of strategic alternatives to enhance shareholder value. Marina is a biotechnology company focused on the discovery, development and commercialization of nucleic acid–based therapies to treat orphan diseases. Marina’s lead clinical program is CEQ508 for the treatment of Familial Adenomatous Polyposis, which has been granted U.S. Food and Drug Administration Orphan Drug and Fast Track designations. In addition, the Company has preclinical programs for the treatment of type 1 myotonic dystrophy and Duchenne muscular dystrophy. The Company has a strong intellectual property portfolio validated through multiple license agreements supporting both novel nucleic acid chemistry platforms as well as one of the most versatile delivery technologies in the nucleic acid therapeutics sector. The Company’s SMARTICLES® technology has been administered to over 130 patients delivering both single- and double-stranded oligonucleotide therapeutics.

“The Board of Directors for Marina has determined that it is in the best interest of its shareholders to consider itself a possible acquisition target to a strategic company that possesses the necessary resources to invest in and capitalize on the significant potential of Marina’s proprietary delivery technologies, novel chemistries and rare disease pipeline,” stated Joseph W. Ramelli, chair of the independent Special Committee of the Board. “The Board of Directors believe that this may be the most advantageous path to advance the Company’s IP and assets, and has appointed an independent Special Committee whose scope includes possible mergers and acquisitions of the Company.”

“The Company continues to focus on closing near-term business development transactions to ensure that we have multiple options moving forward,” stated J. Michael French, president and CEO of Marina Biotech. “As we explore all alternatives, it is imperative that we consider ourselves a potential acquisition target as our capabilities are complementary and synergistic with several other biotechnology companies.”

The Company has retained Objective Capital Partners, LLC as its exclusive advisor to assist the Company in exploring such alternatives. The Company’s independent Special Committee will oversee this process so that management can continue to execute the Company’s ongoing initiatives and operations and bolster the position of its brand and business. The Company stated that there can be no assurance that the exploration of strategic alternatives will result in any transaction being entered into or consummated. The Company has not set a timetable for completion of this process unless or until the Board has approved a definitive course of action.

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with broad drug discovery technologies providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics including siRNAs, microRNA mimics, antagomirs, and antisense compounds, including messengerRNA therapeutics. These technologies were built via a roll-up strategy to discover and develop different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced too much or too little thereby causing a particular disease. We believe that the Marina Biotech technologies have unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina Biotech is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and a preclinical program in myotonic dystrophy. Marina Biotech’s goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

About Objective Capital Partners

Objective Capital Partners (www.objectivecp.com) is a leading M&A investment banking firm whose Principals have collectively engaged in more than 500 successful transactions serving the transaction needs of growth stage and mid-size companies. The executive team has a unique combination of investment banking, private equity, and business ownership experience that enables Objective Capital Partners to provide large enterprise caliber investment banking services to companies with annual revenues up to $500 million. Services include sale transactions, equity and debt capital raises and comprehensive advisory services. The firm uses a proprietary process to work to achieve maximum company valuation, premium pricing, and high client satisfaction rates post-sale. The firm’s industry expertise includes: life sciences, business services, software and hardware technology, aerospace/defense, IT services, healthcare services, energy services, biotech, consumer products and specialized manufacturing. Principals of Objective Capital Partners, are registered representatives of and Securities and Investment Banking Services are offered through BA Securities, LLC Member FINRA SIPC. Objective Capital Partners, LLC and BA Securities, LLC are separate and unaffiliated entities. Additional information on Objective Capital Partners is available at www.objectivecp.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward

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looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For Marina acquisition and merger inquiries:

Michael J. Kim, Vice President1

Objective Capital Partners, LLC

Telephone: 858.264.6580

Email: Michael.Kim@objectivecp.com

For Marina media, business and partnership inquires:

J. Michael French

President and CEO

Marina Biotech, Inc.

admin@marinabio.com

(425) 892-4322

1 Michael J. Kim is a registered representative of and Securities and Investment Banking Services are offered through BA Securities, LLC Member FINRA SIPC. Objective Capital Partners, LLC and BA Securities, LLC are separate and unaffiliated entities.

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